04575\02SYPL01.000

                              CONSULTING AGREEMENT


                  CONSULTING AGREEMENT, made and executed as of March _____, 1997, between Compu-Dawn, Inc. (the "Company"), with its principal place of business at 77 Spruce Street, Cedarhurst, New York and European Community Capital ("Consultant") with its principal place of business at 300 Old Country Road, Mineola, New York.
                                               W I T N E S S E T H :


                  WHEREAS, Consultant is a stock brokerage and underwriter with knowledge of the financial community and stock markets;
                  WHEREAS, because of the importance of Consultant's opinion, counsel, and advice to the Company, the Company desires that Consultant remain available to consult, guide and the Company, and Consultant desires to make himself available for such purposes;
                  WHEREAS, the Company desires to retain the financial consulting services of Consultant and Consultant desires to render such financial consulting services to the Company upon the terms and conditions herein set forth.
                  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, it is hereby agreed as follows:


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                  1.       FINANCIAL CONSULTING SERVICES:

                      Commencing on the "Commencement Date" (as such term is hereinafter defined), Consultant agrees from time to time as the Company may request, to be available by telephone and/or in person as Consultant deems appropriate to render business, management and other consulting services to the Company, and to advise and assist the Company and its affiliates in conducting their business and affairs. Consultant shall not be obligated to spend any specific amount of time in rendering consulting services and the compensation provided for in Paragraph 3 hereof shall be payable to Consultant even if the Company makes no requests for advice or services. Subject to the provisions of Paragraph 4 hereof, Consultant may accept such other consulting arrangements and/or employment as Consultant may desire; provided, however, that Consultant shall be reasonably available to the Company as aforesaid.

                  2.       FINANCIAL CONSULTING TERM:

                           The term of this Agreement with respect to consulting
services shall be for a period of approximately three (3) years, commencing on the date of the Closing of the Public Offering (the "Commencement Date") and terminating on the third anniversary of the Commencement Date.

                  3.       FINANCIAL CONSULTING FEES:

                           Consultant's total compensation for the financial
consulting services to be rendered to the Company shall be $108,000, payable in full at the Closing of the Public Offering.

                  4. Nothing herein shall restrict Consultant from underwriting, making a market in, or trading in the stock of a competing company.

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                  5.    In order to induce consultant to execute this Agreement,
perform the financial consulting services required to be performed by the Consultant hereunder, notwithstanding the inability of Consultant to perform his services hereunder due to any disability or incapacity, the Company shall continue to pay to Consultant the full compensation and payments provide for herein.

                  6. In the event of the insolvency, liquidation, sale or dissolution of the Consultant prior to the termination of this Agreement, and in order to induce Consultant to execute this Agreement, perform the financial consulting services required to be performed by it hereunder, the Company shall continue to pay the full compensation provided for herein, such payments to be made to the persons or entities from time to time, designated in writing by Consultant and if no such persons are designated to the proper representative of Consultant.

                  7. Beginning on the date hereof and at any time thereafter, Consultant shall treat as confidential and proprietary, all information relating to the business or interests of the Company, including trade secrets and business plans of the Company.

                  Consultant acknowledges that the restrictions contained in this Paragraph 7 are reasonable in view of the nature of the business in which the Company is engaged and its knowledge of the business of the Company. The parties hereto acknowledge that any breach of this paragraph will cause the Company irreparable harm for which the Company will have no adequate remedy at law. As a result, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, restraining Consultant from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy the Company may have under this Agreement or otherwise at law or in equity.

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                  8.       NOTICES:

                          All notices, requests, demands or other communications
hereunder must be in writing and shall be deemed to have been duly given if delivered by hand against receipt, or if mailed by first class registered mail, return receipt requested, postage and registry fees prepaid, and addressed to the parties at their addresses set forth above or to such other address as either party hereto may specify by written notice given hereunder to the other party.
                           a.       If to Consultant, with a copy to:

                         Blodnick Blodnick & Zelin, P.C.
                         Expressway Plaza Two, Suite 200
                         Roslyn Heights, New York 11577-2031
                         Attention: Edward K. Blodnick, Esq.

                           b.       If to the Company, with a copy to:

                          Certilman, Balin, Adler & Hyman LLP
                          90 Merrick Avenue
                          East Meadow, New York  11554
                          Attention: Fred Skolnik, Esq.


                  9.       Miscellaneous.

                  a. No amendment of any provision of this Agreement shall in any event be effective unless the amendment shall be in writing and signed by the Consultant and the Company and no waiver nor consent to any departure by any party therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by the party waiving or consenting to such provision, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose which is given.

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                  b. No  failure  on the part of  Consultant  or the  Company to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  c. The agreements, representations, warranties, covenants and provisions contained in this Agreement shall survive the Closing.

                  d. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any jurisdiction.

                  e. This Agreement between the Company and Consultant being entered into herewith sets forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and thereby supersedes any previous agreements and understandings among them concerning such matters. No statements or agreements oral or written, made prior to or at the signing hereof shall vary, waive or modify the written terms hereof.

                  f. This Agreement shall be binding upon and inure to the benefit of the Company and the Consultant and the respective successors and assigns, except that neither the Corporation nor the Consultant may assign this Agreement, or the rights or obligations hereunder, without the prior written consent of the other party. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to agreements and instruments executed and performed in the State of New York.

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                  g.  This   Agreement   may  be   executed  in  any  number  of
counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

                  10. Each party shall be responsible for their own professional fees and their own costs and expenses in regard to the negotiation and execution of this Agreement.

                  11. Both parties to this agreement agree except as required by law, they will not directly or indirectly make statements or encourage others to make statements or release information that is designed to or could reasonably be expected to criticize the other party.

                  12. Each of the parties agree that any dispute hereunder shall be resolved by Arbitration pursuant to the rules of the NASD with said Arbitration to take place in Manhattan or Long Island. Nothing herein shall restrict any party to this Agreement to seek equitable relief in the New York State Supreme Courts located in New York County and Nassau County or the Eastern District of New York Federal Court.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPU-DAWN, INC.                              European Community Capital, Ltd.


By:_______________________                  By:____________________________
   Mark Honigsfeld                             David Stetson


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